UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

MONRO, INC.

(Exact name of registrant as specified in its charter)

New York	16-0838627
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

295 Woodcliff Drive, Suite 202, Fairport, NY	14450
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:	Not Applicable
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series D Junior Participating Serial Preferred Stock	The Nasdaq Stock Market

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

MONRO, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This Amendment No. 1 to Form 8-A (this “Amendment No. 1”) is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the Form 8-A filed by the registrant with the Securities and Exchange Commission (the “SEC”) on November 10, 2025 (the “Form 8-A”), relating to the Rights to Purchase Series D Junior Participating Serial Preferred Stock of the registrant.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended and supplemented by adding the following:

On November 4, 2026, Monro, Inc. (the “Company”) entered into the Amendment to Rights Agreement (the “Amendment”) by and between the Company and Equiniti Trust Company, LLC, as rights agent (the “Rights Agent”), that amends the Rights Agreement, dated as of November 10, 2025 (the “Rights Agreement”), by and between the Company and the Rights Agent. All capitalized terms used herein and not otherwise defined herein shall have the meaning(s) ascribed to them in the Rights Agreement.

The Amendment extends the final expiration date from 5:00 p.m., Eastern Time, on November 6, 2026 to 5:00 p.m., Eastern Time, on November 1, 2027. As a result of the Amendment, the Rights will expire at 5:00 p.m., Eastern Time, on November 1, 2027, unless the Rights are earlier redeemed, exchanged in full or terminated.

The Rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. Copies of the Rights Agreement and the Amendment are available free of charge from the Company. A copy of the Rights Agreement was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 10, 2025. A copy of the Amendment has been filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on November 4, 2026. The foregoing descriptions of the Rights Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of such exhibits and to the Form 8-A, which are incorporated by reference herein.

Item 2. Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description

3.1	Certificate of Amendment to the Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K (File No. 000-19357) filed with the SEC on November 10, 2025).

4.1	Rights Agreement dated as of November 10, 2025, by and between the Company and Equiniti Trust Company, LLC, as rights agent, which includes as Exhibit B the Form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Form 8-K (File No. 000-19357) filed with the SEC on November 10, 2025).

4.2	Amendment to Rights Agreement dated as of November 4, 2026, by and between the Company and Equiniti Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-42950) filed with the SEC on November 4, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 4, 2026

MONRO, INC.

By:	/s/ Maureen E. Mulholland
Name: Maureen E. Mulholland
Title: EVP – Chief Legal Officer and Secretary

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